EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ShiftPixy, Inc. on Form S-3 (File No. 333-267751) of our report dated December 12, 2022, our report on the consolidated financial statements refers to a change in the method of accounting for the adoption of ASU No. 2016-02, Leases (Topic 842) effective September 1, 2021, using the modified retrospective approach and includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ShiftPixy, Inc. as of August 31, 2022 and 2021 and for the years then ended, which report is included in this Annual Report on Form 10-K of ShiftPixy, Inc. for the year then ended August 31, 2022.

/s/ Marcum LLP

Marcum LLP
New York, NY
December 12, 2022